Exhibit 10.1
EQUIPMENTSHARE.COM INC
2025 OMNIBUS INCENTIVE PLAN
EXECUTIVE OFFICER RESTRICTED STOCK UNIT AGREEMENT
Unless otherwise defined herein, the terms defined in the EquipmentShare.com Inc 2025 Omnibus Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement, which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits and appendices hereto (all together, the “Award Agreement”).
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant: [] (“Participant”)
EquipmentShare.com Inc (the “Company”) has granted Participant the right to receive an Award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:
Grant Date:	[DATE]
Number of RSUs:	[]
Vesting Schedule:	[]
If Participant does not wish to accept this Award Agreement and the RSUs granted hereunder, Participant must inform the Company in writing (by writing to [EMAIL]) within forty-five (45) days after the Grant Date, in which case the Company will cancel this Award and the RSUs granted hereunder will be immediately forfeited and canceled in their entirety without any payment or consideration being due from the Company. If, during such period, Participant does not inform the Company in writing of his or her refusal to accept this Award of RSUs, then Participant will be deemed to have accepted this Award of RSUs and, by accepting, to:
•agree that this Award of RSUs is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A;
•acknowledge receipt of a copy of the Plan;
•acknowledge that Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement;

Exhibit 10.1
•agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions relating to the Plan and the Award Agreement; and
•agree to notify the Company upon any change in his or her residence address.

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant of RSUs. The Company hereby grants to the individual (the “Participant”) named in the Notice of Restricted Stock Unit Grant of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units (“RSUs”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail, except to the extent this Award Agreement expressly provides otherwise.
2.Company’s Obligation to Deliver and Settle. Each RSU represents the right to receive one share of the Company’s Class A common stock (a “Share”), subject to the terms of this Award Agreement. Unless and until the RSUs will have vested, Participant will have no right to settlement of any such RSUs. Prior to actual settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting. The RSUs awarded by this Award Agreement will vest in accordance with the Vesting Schedule included in the Notice of Grant, subject to the Participant’s continuous service with the Company and or its applicable Affiliates through each applicable vesting date. Unless determined otherwise by the Committee, all unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason.
4.Change in Control. In the event of a Change in Control:
(a)If the RSUs are not continued, assumed, substituted or replaced by the Company (if it is the surviving corporation) or a successor or surviving entity (or a parent or subsidiary thereof) with cash, securities, rights or other property having substantially the same terms and value as the RSUs and, if applicable, substantially the same transferability as the Shares underlying the RSUs, then the RSUs shall immediately vest and settle in accordance with the terms of this Agreement.
(b)Notwithstanding Section 3 of this Award Agreement, in the event of the Participant’s Termination of Service without Cause or for Good Reason (as defined below) during the six-month period immediately preceding a Change in Control, the unvested RSUs that would otherwise have been forfeited upon such Termination of Service shall remain outstanding through the Change in Control and shall immediately vest upon the Change in Control. If the RSUs are continued, assumed, substituted or replaced by the Company (if it is the surviving corporation) or a successor or surviving entity (or a parent or subsidiary thereof) with cash, securities, rights or other property having substantially the same terms and value as the RSUs and, if applicable, substantially the same transferability as the Shares underlying the RSUs (such continued, assumed, substituted or replaced award, a “Continued Award”), then the Continued Award shall remain outstanding and continue to vest in accordance with its terms; provided, that in the event of the Participant’s Termination of Service without Cause or for Good Reason during the two-year period immediately following the Change in Control, the unvested portion of the Continued Award shall immediately vest upon such Termination of Service.
(c)“Good Reason” means, without the Participant’s consent:
(i)a material diminution in the Participant’s title, duties, or responsibilities;

(ii)a material reduction in the Participant’s base salary or target annual bonus opportunity (other than pursuant to an across-the-board reduction applicable to all executives of the Company);
(iii)the relocation of the Participant’s principal place of employment of more than 35 miles from its then current location; or
(iv)any material breach by the Company of this Award Agreement or any other written agreement by the Participant and the Company.
Notwithstanding the foregoing, no event shall constitute Good Reason unless (x) the Participant provides the Company with written notice of the event or condition alleged to constitute Good Reason within thirty (30) days after its initial occurrence, (y) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (z) the Participant terminated employment within 30 days after the expiration of such cure period.
(d)Notwithstanding anything to the contrary in the Plan or this Award Agreement, solely for purposes of this Award Agreement and the RSUs granted hereunder, a “Change in Control” shall also be deemed to occur if Jabbok Schlacks and William Schlacks (the “Existing Controlling Owners”) cease to collectively beneficially own, directly or indirectly, 50% or more of the total voting power of the Company’s stock, whether as a result of one transaction or a series of transactions (including as a result of any issuance of equity securities by the Company) and regardless of whether any other Person becomes the Beneficial Owner of 50% or more of the total voting power of the Company’s stock (a “Supplemental CIC Event”); provided, however, that a Supplemental CIC Event shall not be deemed to have occurred solely as a result of (x) any transfer of equity interests in the Company by one Existing Controlling Owner to the other Existing Controlling Owner, (y) any transfer of equity interests in the Company by an Existing Controlling Owner to a trust or other estate-planning vehicle for the benefit of such Existing Controlling Owner or his family members, (z) any donation of equity interests in the Company by an Existing Controlling Owner to a charity or other non-profit organization, or (aa) the transfer of any Existing Controlling Owner’s equity interests upon his death, by will or intestacy, or pursuant to any domestic relations order.
5.Settlement after Vesting. Subject to Section 7, any vested RSUs will be settled to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Such vested RSUs shall be settled in whole Shares as soon as practicable after the applicable vesting date, but in each such case within sixty (60) days following the applicable vesting date, and in no event later than the date that is two and one-half months following the end of the fiscal year of the Company in which the RSUs cease to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any vested RSUs payable under this Award Agreement.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary (to the extent such designation is permitted by the Company and the Company has determined it to be valid under applicable law), or if no beneficiary has been validly designated or no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Obligations.

(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Subsidiary to which Participant is providing services (together, the Company, Employer or Subsidiary to which Participant is providing services, the “Service Recipient”), the ultimate liability for any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Further, if Participant is subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares or proceeds from the sale of Shares.
(b)Tax Withholding and Default Sell-to-Cover Method of Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax Obligations. Subject to Section 7(c), the Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied with consideration received under a formal, broker-assisted cashless program adopted by the Company in connection with the Plan pursuant to this authorization (the “Sell-to-Cover Method”). In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Withholding Obligation and any associated broker or other fees. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligation (and any associated broker or other fees) through the Sell-to-Cover Method.
(c)Committee Discretion. Notwithstanding the foregoing Sections 7(a) and 7(b), if the Committee determines it is in the best interests of the Company for Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default Sell-to-Cover Method described in Section 6(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by Applicable Laws, with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars, (iii) withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) withholding in Shares otherwise issuable upon settlement of the vested RSUs or (v) any other method (or combination thereof) approved in the sole discretion of the Committee.
Depending on the withholding method, the Company and/or the Service Recipient may withhold or account for the Tax Withholding Obligation by considering minimum statutory withholding rates or other withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the Tax Withholding Obligation is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of satisfying the Tax Withholding Obligation.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.Grant Is Not Transferable. Except to the limited extent provided in Section 6, Section 13(d) of the Plan will govern the transferability of the RSUs.
10.Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(b)all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company;
(c)Participant is voluntarily participating in the Plan;
(d)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(e)for purposes of the RSUs, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Committee; the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law); and
(f)unless otherwise agreed with the Company, the RSUs and Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary.
11.Tax Consequences and Acknowledgements.
(a)Participant has reviewed with his or her own tax advisors the federal, state, local tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(b)Participant acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
13.Clawback. The RSUs and the Shares subject to the RSUs delivered under this award shall be subject to any policy of the Company’s regarding the recovery of erroneously awarded compensation, including the Company’s Compensation Recoupment Policy and any other policy as adopted in compliance with Section 10D of the Exchange Act and applicable stock exchange rules, to the extent such policy covers this Award. In addition, the RSUs and the Shares subject to the RSUs delivered under this Award shall be subject to forfeiture, recovery and/or repayment to the Company, as determined by the Board in its sole discretion, in the event that (i) the Participant engages in fraud, material misconduct, or a violation of the Company’s code of conduct or restrictive covenants, or (ii) the Participant’s actions or omissions result in material reputational harm to the Company.
14.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at EquipmentShare.com Inc, 5710 Bull Run Drive, Columbia, MO 65201 United States or at such other address as the Company may hereafter designate in writing.
15.Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of the Award Agreement. If Participant has received the Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
16.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall be binding upon and inure to the benefit of any assignee or successor of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
17.Interpretation. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). The Committee’s decisions, determinations and interpretations will be final and binding on Participant and any other holders of the RSUs or other interested persons. Neither the Committee nor any person acting on behalf of the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
18.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should consult his or her personal legal advisor on this matter.
22.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of RSUs under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
23.Modifications to the Award Agreement. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Subject to Sections 5(c) and 14 of the Plan, modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this Award of RSUs.
24.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted to both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
25.Governing Law and Venue. This Award Agreement and the RSUs will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under these RSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in any United States federal court located in the State of Texas or any other state court in the State of Texas, and no other courts.
26.Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Award Agreement or the transactions contemplated hereby.

27.Adjustment. This Award shall be subject to adjustment in accordance with Section 5(c) of the Plan, the terms of which are incorporated herein by reference.
28.Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to Participant’s interest except by means of a writing signed by the Company and Participant.